Exhibit 99.1

Black Mountain Acquisition Corp. Announces Separate Trading of its Class A Common Stock and Warrants, Commencing November 12, 2021

Fort Worth, Texas, November 9, 2021 — Black Mountain Acquisition Corp. (the “Company”) today announced that commencing November 12, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of Class A common stock and warrants included in the units. Each unit consists of one share of Class A common stock, par value $0.0001 per share, and three quarters of one warrant. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and redeemable warrants that are separated will trade on the New York Stock Exchange (the “NYSE”) under the symbols “BMAC” and “BMAC WS,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “BMAC.U.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. EarlyBirdCapital, Inc. and Stephens Inc. acted as book-running managers.

A registration statement relating to the units and the underlying securities became effective on October 13, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission (the “SEC”) website at http://www.sec.gov.

ABOUT BLACK MOUNTAIN ACQUISITION CORP.

Black Mountain Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for a target business on opportunities and companies in the energy industry in North America.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Jacob Smith

Black Mountain Acquisition Corp.

press@blackmtn.com